CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in Registration Statement on Form S-8 of Datalink Systems Corporation (SEC File No. 333-15399) of our report dated December 2, 1998, relating to the consolidated financial statements of Datalink Systems Corporation appearing in the Annual Report on Form 10-KSB/A for the year ended March 31, 1998.


/s/ BDO Seidman, L.L.P.
BDO SEIDMAN, L.L.P.

San Jose, California
January 11, 1999